Exhibit 99.1

FOR IMMEDIATE RELEASE
October 16, 2007

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2007.

Earnings Summary
(in thousands except per share data)	3Q 2007	2Q 2007	3Q 2006	9 Months 2007	9 Months 2006
Net income	$10,476	$8,858	$9,884	$27,356	$29,544
Earnings per share	$0.69	$0.58	$0.65	$1.80	$1.96
Earnings per share (diluted)	$0.68	$0.57	$0.64	$1.77	$1.93

Return on average assets	1.39%	1.18%	1.34%	1.22%	1.34%
Return on average equity	14.04%	12.16%	14.40%	12.53%	14.89%
Efficiency ratio	52.36%	58.22%	55.35%	58.30%	56.41%

Dividends declared per share	$0.27	$0.27	$0.26	$0.81	$0.78
Book value per share	$19.62	$19.17	$18.16	$19.62	$18.16

Weighted average shares	15,183	15,216	15,129	15,186	15,064
Weighted average shares (diluted)	15,342	15,448	15,369	15,417	15,272

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the quarter ended September 30, 2007 of $10.5 million or $0.69 per basic share compared to $8.9 million or $0.58 per share earned during the quarter ended June 30, 2007 and $9.9 million or $0.65 per share earned during the third quarter of 2006.  Earnings for the nine months ended September 30, 2007 were $27.4 million or $1.80 per share compared to $29.5 million or $1.96 per share earned for the first nine months of 2006.

Third Quarter 2007 Highlights

❖
CTBI's basic earnings per share for the third quarter 2007 increased 19.0% from prior quarter and 6.2% from prior year third quarter.  Year-to-date earnings per share, however, decreased 8.2% from the nine months ended September 30, 2006.

❖
Current quarter earnings were impacted by the receipt of a $1.2 million fee in relation to the termination of the acquisition of Eagle Fidelity, Inc. and the reversal of an employee incentive accrual in the amount of $1.5 million.

❖	CTBI repurchased 196,500 shares of its common stock during the third quarter 2007, leaving 382,019 shares remaining under CTBI's current repurchase authorization.

❖	Core earnings for the quarter and YTD 2007 continue to reflect the pressure on our net interest income as CTBI continues operating within the inverted yield curve.

❖
Nonperforming loans as a percentage of total loans at September 30, 2007 were 1.41%, an increase of $7.6 million over prior quarter and a $15.9 million increase from same period prior year.  The quarter over quarter increase in nonperforming loans is driven by the residential real estate development market in Central Kentucky and consists of three borrowing relationships.  The relationships have been thoroughly analyzed and appropriate reserves established for any potential loss.  The accounts are in the process of collection and we anticipate minimal loss.

❖	Our loan portfolio grew at an annualized rate of 3.5% during the quarter and 3.7% from September 30, 2006.

❖
Our investment portfolio declined 15.2% from prior quarter and 14.5% from prior year resulting from the payment of a $40 million FHLB advance and a decline in deposits which were funded through the sale of auction rate securities.  The FHLB advance was acquired in the third quarter 2004 to fund growth in our investment portfolio.

❖	Our efficiency ratio improved significantly during the third quarter 2007 as a result of the acquisition termination fee and the reversal of the incentive accrual.

Net Interest Income

  As anticipated by management, our net interest margin remained stable during the third quarter 2007.  Our quarterly net interest margin remained at 3.86%, the same as prior quarter, but was a decrease of 22 basis points from the third quarter 2006.  Our year-to-date net interest margin has declined 19 basis points from the first nine months of 2006.

Net interest income for the quarter remained at $26.6 million, the same as  prior quarter, but decreased 3.2% from prior year third quarter, as the yield on average earnings assets increased 2 basis points from September 2006 to September 2007 in comparison to the 33 basis point increase in the cost of interest bearing funds.  Year-to-date net interest income has decreased 2.4% compared to the first nine months of 2006.  Average earning assets have increased 2.5% year over year.

Noninterest Income

Noninterest income for the third quarter 2007 remained relatively stable to prior quarter after normalizing for the receipt of a $1.2 million fee associated with the termination of the Eagle Fidelity, Inc. acquisition, but increased 6.6% normalized from the third quarter 2006.  Year-to-date noninterest income normalized increased more than 9% from the nine months ended September 30, 2006, with increases in gains on sales of loans, deposit service charges, trust revenue, and loan related fees.

Noninterest Expense

Noninterest expense for the quarter decreased 7.7% from prior quarter as a result of the reversal of an employee incentive accrual.  Year-to-date noninterest expense, however, increased 4.8% as the third quarter accrual reversal was offset by the first quarter charge related to unamortized debt issuance costs with the redemption of trust preferred securities.

Balance Sheet Review

CTBI’s total assets decreased $71.7 million or 2.4% from prior quarter, resulting from the payoff a $40 million FHLB advance and a decline in deposits which were funded through the sale of auction rate securities.  Total assets have increased $34.8 million or 1.2% year over year.  Loans outstanding at September 30, 2007 were $2.2 billion reflecting a $19.4 million, annualized 3.5%, increase during the quarter, and an $80.4 million or 3.7% increase year over year.  CTBI's investment portfolio decreased $74.7 million from prior quarter and $70.4 million from prior year third quarter.  Deposits, including repurchase agreements, declined $39.7 million, an annualized 6.3%, during the quarter as CTBI continued its focus on managing deposit growth and pricing controls due to its liquidity position.  Deposits have increased 1.7% year over year.

Shareholders’ equity of $294.9 million on September 30, 2007 was an annualized increase of 4.4% from June 30, 2007 and a 7.3% increase from September 30, 2006.  CTBI's annualized dividend yield to shareholders as of September 30, 2007 was 3.60%.

Asset Quality

Nonperforming loans at September 30, 2007 were $31.5 million compared to $23.9 million at June 30, 2007 and $15.7 million at September 30, 2006.  All nonperforming loans are individually reviewed with specific reserves established when appropriate.  The increase in nonperforming loans is driven primarily by three relationships related to residential development.  We anticipate nonperforming loans to remain higher than recent history as the normal legal collection time period for real estate secured assets has been slowed due to increased volumes in the industry.  Our loan portfolio management processes focus on maintaining appropriate reserves for potential losses.

Foreclosed properties at September 30, 2007 of $6.6 million were a $2.7 million increase from the $3.9 million on both June 30, 2007 and September 30, 2006.  The increase was driven by a $2.6 million increase in single family residential properties from our Central Kentucky Region where the market has softened.  The market has not experienced deflation in residential real estate, but the time on the market before sale has extended.

Net loan charge-offs for the quarter of $1.7 million, or 0.30% of average loans annualized, was an increase from prior quarter's 0.23% of average loans annualized and from the 0.29% from prior year third quarter.  Net loan charge-offs for the nine months ended September 30, 2007 of 0.23% of average loans annualized was a decrease from the 0.29% for the first nine months of 2006.  Our reserve for losses on loans as a percentage of total loans outstanding at September 30, 2007 remained at 1.25% from prior quarter, a decrease from the 1.30% at September 30, 2006.  The adequacy of our reserve for losses on loans is analyzed quarterly and adjusted as necessary.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $2.9 billion, is headquartered in Pikeville, Kentucky and has 74 banking locations across eastern, northeast, central, and south central Kentucky, five banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2007
(in thousands except per share data and # of employees)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Interest income	$49,719	$50,085	$48,493	$148,983	$140,071
Interest expense	23,127	23,474	21,028	69,890	59,042
Net interest income	26,592	26,611	27,465	79,093	81,029
Loan loss provision	1,915	1,846	1,755	4,231	3,105

Gains on sales of loans	384	316	265	996	885
Deposit service charges	5,302	5,330	5,220	15,436	15,081
Trust revenue	1,240	1,180	927	3,619	2,669
Loan related fees	606	867	661	2,494	1,774
Other noninterest income	2,402	1,281	1,118	4,861	3,578
Total noninterest income	9,934	8,974	8,191	27,406	23,987

Personnel expense	9,604	11,100	10,750	31,818	32,538
Occupancy and equipment	2,843	2,875	2,735	8,707	8,688
Amortization of core deposit intangible	159	158	159	476	476
Other noninterest expense	6,718	6,805	6,313	21,757	18,199
Total noninterest expense	19,324	20,938	19,957	62,758	59,901

Net income before taxes	15,287	12,801	13,944	39,510	42,010
Income taxes	4,811	3,943	4,060	12,154	12,466
Net income	$10,476	$8,858	$9,884	$27,356	$29,544

Memo: TEQ interest income	$50,098	$50,463	$48,889	$150,132	$141,248

Average shares outstanding	15,183	15,216	15,129	15,186	15,064
Basic earnings per share	$0.69	$0.58	$0.65	$1.80	$1.96
Diluted earnings per share	$0.68	$0.57	$0.64	$1.77	$1.93
Dividends per share	$0.27	$0.27	$0.26	$0.81	$0.78

Average balances:
Loans, net of unearned income	$2,222,451	$2,199,233	$2,144,185	$2,195,940	$2,122,011
Earning assets	2,770,100	2,801,966	2,707,886	2,782,217	2,714,050
Total assets	2,989,727	3,020,931	2,932,924	3,001,713	2,940,087
Deposits	2,356,589	2,379,683	2,282,383	2,364,974	2,282,958
Interest bearing liabilities	2,233,762	2,275,637	2,205,385	2,256,526	2,212,085
Shareholders' equity	296,001	292,096	272,256	291,799	265,325

Performance ratios:
Return on average assets	1.39%	1.18%	1.34%	1.22%	1.34%
Return on average equity	14.04%	12.16%	14.40%	12.53%	14.89%
Yield on average earning assets (tax equivalent)	7.18%	7.22%	7.16%	7.21%	6.96%
Cost of interest bearing funds (tax equivalent)	4.11%	4.14%	3.78%	4.14%	3.57%
Net interest margin (tax equivalent)	3.86%	3.86%	4.08%	3.86%	4.05%
Efficiency ratio (tax equivalent)	52.36%	58.22%	55.35%	58.30%	56.41%

Loan charge-offs	$2,311	$1,843	$2,101	$5,804	$7,017
Recoveries	(641)	(608)	(538)	(1,980)	(2,412)
Net charge-offs	$1,670	$1,235	$1,563	$3,824	$4,605

Market Price:
High	$33.46	$37.98	$39.07	$41.50	$39.07
Low	26.47	31.40	33.62	26.47	30.60
Close	30.01	32.30	37.65	30.01	37.65

			As of	As of	As of
			September 30, 2007	June 30, 2007	September 30, 2006
Assets:
Loans, net of unearned			$2,234,494	$2,215,057	$2,154,129
Loan loss reserve			(27,933)	(27,688)	(28,006)
Net loans			2,206,561	2,187,369	2,126,123
Loans held for sale			1,719	3,899	1,826
Securities AFS			352,973	425,058	415,691
Securities HTM			34,107	36,689	42,213
Other equity investments			28,041	28,038	27,659
Other earning assets			45,993	69,072	27,324
Cash and due from banks			83,804	78,214	77,078
Premises and equipment			53,650	54,369	56,025
Goodwill and core deposit intangible			67,134	67,293	67,769
Other assets			55,160	50,829	52,611
Total Assets			$2,929,142	$3,000,830	$2,894,319

Liabilities and Equity:
NOW accounts			$17,942	$16,470	$16,636
Savings deposits			664,561	669,598	648,336
CD's>=$100,000			436,833	445,725	421,959
Other time deposits			787,171	796,443	778,737
Total interest bearing deposits			1,906,507	1,928,236	1,865,668
Noninterest bearing deposits			426,368	436,702	414,037
Total deposits			2,332,875	2,364,938	2,279,705
Repurchase agreements			146,876	154,531	158,085
Other interest bearing liabilities			117,762	157,871	148,650
Noninterest bearing liabilities			36,713	31,833	32,980
Total liabilities			2,634,226	2,709,173	2,619,420
Shareholders' equity			294,916	291,657	274,899
Total Liabilities and Equity			$2,929,142	$3,000,830	$2,894,319

Ending shares outstanding			15,032	15,217	15,141
Memo: Market value of HTM securities			$33,090	$35,314	$40,237

90 days past due loans			$12,261	$7,684	$6,648
Nonaccrual loans			19,192	16,159	8,926
Restructured loans			61	43	84
Foreclosed properties			6,624	3,898	3,900

Tier 1 leverage ratio			9.88%	9.71%	9.42%
Tier 1 risk based ratio			12.75%	12.32%	12.05%
Total risk based ratio			13.99%	13.52%	13.30%
FTE employees			999	1,012	1,006

Community Trust Bancorp, Inc. reported earnings for the three and nine months ending September 30, 2007 and 2006 as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Net income	$10,476	$9,884	$27,356	$29,544

Basic earnings per share	$0.69	$0.65	$1.80	$1.96

Diluted earnings per share	$0.68	$0.64	$1.77	$1.93

Average shares outstanding	15,183	15,129	15,186	15,064

Total assets (end of period)	$2,929,142	$2,894,319

Return on average equity	14.04%	14.40%	12.53%	14.89%

Return on average assets	1.39%	1.34%	1.22%	1.34%

Provision for loan losses	$1,915	$1,755	$4,231	$3,105

Gains on sales of loans	$384	$265	$996	$885